Exhibit 23.6 CONSENT OF QUALIFIED PERSON I, Jesus Casas de Prada, state that I am responsible for preparing or supervising the preparation of part(s) of the technical report summary titled " Technical Report Summary, Feasibility Study, Pampa Orcoma" with an effective date of December, 2022, as signed, and certified by me (the “Technical Report Summary”). Furthermore, I state that: a. I consent to the public filing of the Technical Report Summary by Sociedad Química y Minera de Chile S.A. (the “Company”) as an exhibit to Form 6-K of the Company (“Form 6-K”); b. the document that the Technical Report Summary supports is the Company’s Annual Report on Form 20- F for the year ended December 31, 2025, and any existing amendments or supplements and/or exhibits thereto (the "Form 20-F") (the Form 6-K and Form 20-F, collectively the “Document”); c. I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the incorporation by reference of the Technical Report Summary into Form 20-F; and d. I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible. By /s/ Jesus Casas de Prada Jesus Casas de Prada QP, Consultant in Extractive Metallurgy Process Consulting SpA Dated at Santiago, Chile on March 31, 2026